Telestone Technologies Corporation Announces Second Quarter 2009 Results

Quarterly Revenue Growth of 100.56% from Q2 2008

•	Press Release
•	Source: Telestone Technologies Corporation
•	On Thursday August 13, 2009, 5:03 am EDT

•	Companies:
o	Telestone Technologies Corp.

BEIJING, Aug. 13 /PRNewswire-Asia/ — Telestone Technologies Corporation ("Telestone", the "Company" or "we") (Nasdaq: TSTC - News), a leading developer and provider of wireless communication coverage solutions based in the People's Republic of China, today announced its unaudited financial results for the second quarter of 2009.

Second Quarter Highlights:
— Revenue for the quarter of approximately US$12.13 million, an increase of 100.56% from the second quarter of 2008.
— Gross income of approximately US$5.0 million, an increase of 45.09% from the second quarter of 2008.
— Net income of approximately US$1.97 million, an increase of 10.79% from the second quarter of 2008.

"I am very glad to announce our second quarter financial results. Our total revenue was approximately $12.13 million, increasing by 100.56% compared with the same period of 2008," Mr. Han Daqing, Chairman and Chief Executive Officer of Telestone commented. Mr. Han stated, "This significant increase is attributed to the construction of the 3G system in China. So far, we believe we have been making full use of this business opportunity. In order to maintain our position in the wireless telecommunication industry, we will continue to improve our technology, business management and market exploration for the benefits of our stockholders."

Our major achievements in the second quarter are as follows:

First, regarding marketing development, we believe that our strategic cooperation with Huawei Technologies Corp has achieved further development, which is building a solid foundation for future market expansion, especially for overseas market development. We believe that this development has a positive effect on our customer base growth.

Second, we have improved our WFDSTM technology and products. As a result, the Company's technology center compiled a catalogue of WFDSTM products that have achieved the transition from our advanced research achievements to actual productivity. Due to our technology, we have attained certain achievements, including having six products of Telestone being selected into the Chinese government's purchase list of Zhongguancun self-developed products. In addition, our trademark has been recognized as a well-known trademark of Beijing by the local Industry and Commerce Bureau. Also, We have won the title of A-Rated Good Credit enterprise, which entitles us to credits guaranteed by Beijing Zhongguancun Sci-tech Guaranty Co. funded by the Chinese government.

Third, we believe that we have improved our measures to collect accounts receivables and enhanced our expense management. We have been taking a variety of measures to collect accounts receivables. During the reporting period, more than RMB 22 million of overdue accounts receivables had been collected and compared with the first quarter of 2009, accounts receivable turnover has improved by nearly 30%. We also have enhanced our expense management. As a result, our general and administrative expenses decreased by 18%, as compared to the previous fiscal quarter of 2008.

Second Quarter Financial Results

Revenue

For the three months and six months ended June 30, 2009, our revenues were approximately $ 12.13 million and $20.03 million, representing increases of 100.56% and $59.74%, respectively, as compared to the same periods in 2008. The revenue increase is due to the telecom carriers' increase of their investments in 3G fixed assets. Accordingly, we have more business opportunities in 3G indoor coverage projects and equipment sales.

Gross Profit and Gross Profit Margin

For the three months and six months ended June 30, 2009, our gross profit was approximately $5.0 million and $9.7 million, representing an increase of 45.09% and an increase of 46.96%, respectively, as compared to the same periods of 2008. Our gross margin for the three months and six months ended June 30, 2009 were 41.28% and 48.47%, respectively. Our gross profit increase during the reporting period is attributable to the same factors as the increase in revenue.

Net Income

For the three and six months ended June 30, 2009, our net income was $1.97 million and $3.1 million, respectively, representing increases of 10.79% and 19.14%, respectively, as compared to the same periods in 2008.

Business Outlook

We believe the Chinese government's investment in the construction of the 3G system, which will cost approximately $60 billion over three years, presents an excellent opportunity for our business development. With our technology, close relationships with the telecom operators in China and experienced management team, we believe that we will continue to demonstrate increasingly impressive growth in the future.

Conference Call

Telestone's senior management team will host a conference call and audio webcast at 8:00 am U.S. Eastern Time/5:00 am U.S. Pacific Time/8:00 pm Beijing time on August 14, 2009. The conference call will last for approximately one hour.

    The dial-in information is:

U.S. Participants:	+1-800-860-2442
International Participants:	+1-412-858-4600
Passcode for all:	Telestone

A live audio webcast of the conference call will also be available through the following link: http://www.visualwebcaster.com/event.asp?id=61134 ..

Safe Harbor Statement

Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.

    For further information please contact:

    Telestone Technologies Corporation
     Dan Shang
     Tel:     +86-10-8367-0088 x1233
     Email: zongbushangdan@telestone.com

    Jean Wen
     Tel:     +86-10-8367-0088 x1232
     Email: wenjing@telestone.com

      Appendix: Financial Statements of Telestone Technology Corporation

Telestone Technologies Corporation
Condensed Consolidated Statements of Operations and Other Comprehensive Income
For the 3 months ended March 31, 2009 and 2008

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	US$'000	US$'000	US$'000	US$'000
Operating revenues:
Net sales of equipment	7,142	2,385	10,405	6,315
Service income	4,988	3,663	9,621	6,222

Total operating revenues	12,130	6,048	20,026	12,537

Cost of operating revenues:
Cost of net sales	(4,741)	(1,427)	(6,639)	(3,530)
Cost of service	(2,382)	(1,170)	(3,680)	(2,402)

Total cost of operating revenues	(7,123)	(2,597)	(10,319)	(5,932)

Gross income	5,007	3,451	9,707	6,605

Operating expenses:
Sales and marketing	1,847	1,083	4,028	2,598
General and administrative	478	580	1,321	1,253
Research and development	193	123	329	253
Depreciation and amortization	84	84	174	161

Total operating expenses	2,602	1,870	5,852	4,265

Operating income	2,405	1,581	3,855	2,340
Interest expense	(89)	(107)	(130)	(143)
Other income, net	22	625	289	943

Income before income taxes	2,338	2,099	4,014	3,140
Income taxes	(366)	(319)	(895)	(522)

Net income	1,972	1,780	3,119	2,618

Other comprehensive income
Foreign currency translation adjustment	(114)	29	131	1,489
Comprehensive income	1,858	1,809	3,250	4,107

Earnings per share:
Weighted average number of common stock outstanding
Basic	10,404	10,404	10,404	10,404
Dilutive effect of warrants	—	62	—	72
Diluted	10,404	10,466	10,404	10,476

Net income per share of common stock
Basic and diluted (US$)	0.19	0.17	0.30	0.25

Condensed Consolidated Balance Sheets
As of March 31, 2009 and December 31, 2008
(Dollars in thousands except share data and per share amounts)

	(Unaudited)
	As of June 30, 2009 US$'000	As of December 31, 2008 US$'000
ASSETS

Current assets:
Cash and cash equivalents	3,902	7,866
Accounts receivable, net of allowance	70,780	62,136
Due from related parties	1,428	1,826
Inventories	10,577	7,843
Prepayment	5,090	2,347
Other current assets	857	1,352

Total current assets	92,634	83,370

Goodwill	3,119	3,119
Property, equipments and software, net	1,178	1,050

	4,297	4,169

Total assets	96,931	87,539

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term bank loans	3,652	2,918
Accounts payable - Trade	19,101	11,776
Customer deposits for sales of equipment	908	739
Due to related parties	1,707	1,673
Taxes payable	5,483	6,805
Accrued expenses and other accrued liabilities	10,399	11,197

Total current liabilities	41,250	35,108

Commitments and contingencies	—	—

Stockholders' equity:
Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued	—	—
Common stock and paid-in-capital, US$0.001 par value:
Authorized - 100,000,000 shares as of June 30, 2009 and December 31, 2008	—	—
Issued and outstanding - 10,404,550 shares as of June 30, 2009 and December 31, 2008	11	11
Additional paid-in capital	18,989	18,989
Dedicated reserves	4,133	3,787
Other comprehensive income	5,704	5,573
Retained earnings	26,844	24,071

Total stockholders' equity	55,681	52,431

Total liabilities and stockholders' equity	96,931	87,539

Condensed Consolidated Statements of Changes in Stockholders' Equity
For the 3 months ended March 31, 2009
(Dollars in thousands except share data and per share amounts)

	Common stock
			Additional
	Number		paid-in	Dedicated
	of shares	Amount	capital	reserves
		US$'000	US$'000	US$'000
Balance at January 1, 2009	10,404,550	11	18,989	3,787

Net income	—	—	—	—
Foreign currency translation adjustment	—	—	—	—
Transfer to dedicated reserves	—	—	—	346

Balance at June 30, 2009	10,404,550	11	18,989	4,133

	Other
	comprehensive	Retained
	income	earnings	Total
	US$'000	US$'000	US$'000

Balance at January 1, 2009	5,573	24,071	52,431

Net income	—	3,119	3,119
Foreign currency translation adjustment	131	—	131
Transfer to dedicated reserves	—	(346)	—

Balance at June 30, 2009	5,704	26,844	55,681

Condensed Consolidated Statements of Cash Flows
For the 6 months ended June 30, 2009 and 2008
(Dollars in thousands except share data and per share amounts)

	Six months ended June 30,
	2009	2008
	US$'000	US$'000
Cash flows from operating activities
Net income	3,119	2,618
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss on disposal of property, plant and equipment	—	1
Depreciation and amortization	174	161
Allowance for doubtful accounts	283	200

Changes in assets and liabilities:
Accounts receivable	(8,644)	(5,216)
Due from related parties	398	34
Inventories	(2,734)	636
Prepayment	(2,743)	(397)
Other current assets	444	149
Accounts payable	7,325	383
Customer deposits for sales of equipment	169	530
Due to related parties	34	(579)
Taxes payable	(1,321)	491
Accrued expenses and other accrued liabilities	(798)	(340)

Net cash used in operating activities	(4,294)	(1,329)

Cash flows from investing activities
Purchase of property, plant and equipment	(371)	(27)
Proceeds from disposal of property, plant and equipment	—	23

Net cash used in investing activities	(371)	(4)

Cash flows from financing activities
Repayment of short-term bank loans	(2,918)	(16)
Proceeds from short-term bank loan	3,652	714

Net cash used in financing activities	734	698

Net decrease in cash and cash equivalents	(3,931)	(635)

Cash and cash equivalents, beginning of the period	7,866	5,473
Effect on exchange rate changes	(33)	15

Cash and cash equivalents, end of the period	3,902	4,853

Supplemental disclosure of cash flows information
Interest received	7	2
Interest paid	(65)	(59)